Exhibit 5.21

CONSENT OF ROSCOE POSTLE ASSOCIATES

The undersigned hereby consents to reference to our name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission, in connection with (i) the technical report entitled “NI 43-101 Technical Report on Expansion Options at the Niobec Mine, Québec, Canada” dated June 17, 2011 (the “Niobec Report”) and (ii) the material change report filed by IAMGOLD Corporation on May 4, 2011, which includes reference to our name in connection with information relating to the Niobec Report and the properties described therein.

Date: June 30, 2011

Roscoe Postle Associates Inc.

/s/ Graham G. Clow
Name: Graham G. Clow, P. Eng.
Title: President and CEO